UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 23, 2015
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Historically, we have included the results of our Venezuelan operations in our consolidated financial statements using the consolidation method of accounting. Venezuelan exchange control regulations have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and obligations denominated in U.S. dollars. These exchange regulations, combined with other recent Venezuelan regulations, have constrained parts availability and are now significantly limiting our Venezuelan operations’ ability to maintain normal production. As a result of these conditions, and in accordance with Accounting Standards Codification (“ASC”) 810 -- Consolidation, we began reporting the results of our Venezuelan operations using the cost method of accounting. This change, which we made effective December 31, 2014, will result in a one-time pre-tax special item charge of $800 million in the fourth quarter of 2014.

Our Venezuelan operations’ cash balance, which was about $500 million at December 31, 2014, will no longer be reported in Automotive Gross Cash. In future periods, our financial results will not include the operating results of our Venezuelan operations.  Instead, we will record cash and recognize income from our Venezuelan operations to the extent we are paid for parts we sell to them or receive dividends from them.

Ford has operated in Venezuela for the last 53 years and our operations in Venezuela will continue for the foreseeable future. We continue to work proactively with the Venezuelan official agencies to ensure they understand our Venezuelan operations’ business needs and potential production opportunities.

We continue to expect our full year 2014 total pre-tax profit, excluding special items, to be about $6 billion. Our 2014 pre-tax profit guidance is not affected by the special item charge described above. Net of deferred tax benefits, the charge will reduce net income attributable to Ford by about $700 million in the fourth quarter of 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 23, 2015	By:	/s/ Bradley M. Gayton
Bradley M. Gayton
Secretary